EXECUTION COPY

Exhibit 10.1

SETTLEMENT AND NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS SETTLEMENT AND NON-COMPETITION AND NON-SOLICITATION AGREEMENT (the “Agreement”), dated as of October 18, 2022, by and among HV Bancorp, Inc., a Pennsylvania corporation (the “Company”), Huntingdon Valley Bank (the “Bank”), Citizens Financial Services, Inc., a Pennsylvania corporation (“Citizens”), and Travis J. Thompson (“Executive”) is effective as of the Closing (as defined below) (the “Effective Date”). For purposes of this Agreement, Executive, the Company, the Bank, and Citizens shall each be a “Party” and shall collectively be the “Parties”.

WITNESSETH

WHEREAS, the Parties desire to enter into this Agreement in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of October 18, 2022, between Citizens, First Citizens Community Bank (“FCCB”), CZFS Acquisition Company, LLC, the Company and the Bank (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), and effective as of the closing of the transactions contemplated by the Merger Agreement (the “Closing”);

WHEREAS, Executive and the Bank are parties to the employment agreement, effective as of July 1, 2016 (the “Employment Agreement”);

WHEREAS, Executive, the Company, the Bank and Citizens are entering into this Agreement contemporaneously with the Merger Agreement, to be effective from and after the Closing;

WHEREAS, the parties hereto wish to terminate the Employment Agreement immediately prior to the Effective Time (as defined in the Merger Agreement); and

WHEREAS, in connection with the foregoing and subject to the occurrence of the Closing, the Company has determined that it is in the best interests of the Company and its stockholders to enter into this Agreement, including, without limitation, the terms of the non-competition and non-solicitation covenants set forth herein, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Parties hereby agree as follows:

Section 1.Termination of Employment Agreement.  Immediately prior to the Effective Time, the Employment Agreement shall terminate and shall have no further force or effect.  Executive will be entitled to the benefits set forth herein in lieu of any right to any payments or benefits under the Employment Agreement, other than payments that have been earned but remain unpaid as of the Effective Time of the Merger. For the avoidance of doubt, Executive acknowledges and agrees that from and after the Effective Time, Executive shall have no right to receive any severance payments or benefits under the Employment Agreement.  Executive understands that Executive’s employment with Citizens following the Effective Date is at-will and may be terminated by Citizens or Executive at any time.  Executive does not have any right or claim to any continued or future employment with Citizens or its successors.

Section 2.Covenant Not to Compete and Covenant Not to Solicit.

(a)Covenant Not to Compete. Executive covenants that during the period of time commencing on the Effective Date through the end of the two-year period following the termination of the Executive’s employment with the Company, or its successor, as applicable (such period, the “Restriction Period”), Executive shall not become an officer, employee, consultant, director, independent contractor, agent, joint venturer, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity that competes with the business of the Company, the Bank (or their successors, including, without limitation, Citizens and FCCB) or any of their direct or indirect subsidiaries or affiliates (“Related Entities”), that has a headquarters or offices within 25 miles of any location(s) in which the Bank, the Company, Citizens and/or FCCB has business operations or has filed an application for regulatory approval to establish an office (the “Restricted Territory”).  The Parties hereto, recognizing that irreparable injury will result to the Bank, the Company, Citizens and/or FCCB, and their respective businesses and properties, in the event of Executive’s breach of this Section 2(a) agree that in the event of any such breach by Executive, the Bank, the Company, Citizens and/or FCCB will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive’s partners, agents, servants, employers, employees and all persons acting for or with Executive. Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Bank, the Company, Citizens and/or FCCB, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Bank, the Company, Citizens and/or FCCB from pursuing any other remedies available to the Bank, the Company, Citizens and/or FCCB for such breach or threatened breach, including the recovery of damages from Executive. As of the Closing, Citizens and the subsidiaries of Citizens will each be a Related Entity for purposes of this Agreement.

(b)Covenant Not to Solicit. Executive covenants that during the Restriction Period, Executive shall not (and shall not assist or encourage others to), directly or indirectly: (a) hire or employ or attempt to hire or employ, or directly or indirectly, recruit, solicit or induce, or attempt to recruit, solicit or induce, (or in any way assist another person or enterprise in recruiting, soliciting or inducing) any employee of the Bank or a Related Entity to leave the Bank or such Related Entity for any reason whatsoever or (b) (i) solicit by mail, e-mail, phone, personal meeting or by any other means, either directly or indirectly, the business or patronage of any customer or client of the Bank or a Related Entity for him/herself or any other person or entity other than the Bank or such Related Entity; (ii) divert, entice or otherwise take away from the Bank or a Related Entity the business or patronage of any customer or client, or attempt to do so; or (iii) solicit or induce any customer or client of the Bank or such Related Entity to terminate or reduce its relationship with the Bank or such Related Entity.

Section 3. Compensation.

(a)Restrictive Covenant Payment. In consideration for the covenants set forth in Section 2 hereof, upon and subject to the occurrence of the Closing, the Company agrees to pay Executive an amount equal to $1,500,000 (the “Restrictive Covenant Payment”), subject to the terms and conditions set forth herein. The Restrictive Covenant Payment will be paid in a cash lump sum, less required tax withholding, at, or immediately prior to, and contingent on, the Closing.

(b)Transaction Bonus.  In addition to the Restricted Covenant Payment set forth in Section 3(a), the Company will pay Executive a one-time cash bonus of $400,000, payable in a single lump sum, less required tax withholding (the “Transaction Bonus”), at, or immediately prior to, the Closing, provided that the Executive is employed by the Company as of the Closing.

(c)Clawback. In the event of a breach by Executive of any of the covenants and agreements contained in Section 2 prior to the end of the Restriction Period, Citizens may, in its sole discretion, require that Executive pay to Citizens, within thirty (30) days following the date on which Executive receives written notice from Citizens that it is seeking clawback under this Section 3(c), which notice must be given by Citizens within sixty (60) days after it first becomes aware of such breach, an amount equal to the after-tax portion of the Restrictive Covenant Payment received by Executive under Section 3(a).  For clarity, this Section 3(c) does not apply to the Transaction Bonus under Section 3(b).

Section 4.Enforcement. In the event of a breach by Executive of any of the covenants     and agreements contained in Section 2 to which Citizens has not consented in writing, Citizens shall be entitled to one or more of the following remedies, in addition to any other remedy provided for in this Agreement or as a matter of law, to the extent that such remedies are not by their nature exclusive:

(a)To seek repayment pursuant to Section 3(c) hereof;

(b)To collect through an action at law any damages sustained by the Related Entities in excess of any amounts repaid pursuant to Section 3(c); and

(c)To obtain as appropriate, and without the necessity of showing actual damages: (i) an injunction against the continuation of any such breach by Executive, or (ii) specific performance of any negative covenant of Executive, it being agreed, in each case of clauses (i) and (ii), by Executive and Citizens that money damages alone for such defaults by Executive would be inadequate.

Section 5.Reasonableness of Restrictions. Executive acknowledges and recognizes the highly competitive nature of Related Entities’ business, that access to confidential information renders Executive special and unique within Related Entities’ industry, and that Executive has had the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Related Entities during the course of and as a result of Executive’s employment with the Related Entities. In light of and in consideration for the foregoing, and in consideration of the compensation provided under this Agreement, Executive acknowledges and agrees that the restrictions and limitations set forth in this Agreement are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Related Entities. Executive further acknowledges that the restrictions and limitations set forth in this Agreement will not materially interfere with Executive’s ability to earn a living following the Effective Date.

Section 6.Taxes.

(a)Citizens or FCCB, as applicable, may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.  Executive acknowledges and represents that none of the Related Entities have provided any tax advice to him in connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement.  Notwithstanding the foregoing, the Parties intend for the Restrictive Covenant Payment to not be treated as a deferral of compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

Section 7.Notice.   Any notice to be given hereunder shall be deemed given when either mailed in the United States, postage prepaid, by registered or certified mail with return receipt requested or e-mailed to the applicable Party, in each case, to the addresses of the Parties specified by themselves.

Section 8.Waiver. No action, waiver or forbearance by Citizens on any one occasion in pursuing any right or remedy to which it may be entitled under this Agreement shall operate to waive, modify or in any way affect or restrict the rights of Citizens on any subsequent occasion, nor shall any action, waiver or forbearance by Citizens under or with respect to any similar or dissimilar agreement with any past, present or future employee of Citizens in any way modify, affect or restrict the rights of Citizens.

Section 9.Entire Agreement; Blue Pencil. This is the entire agreement between the Parties relating to the subject matter of this Agreement and all prior discussions relating to it are merged herein. This Agreement supersedes all prior agreements and oral understandings between the Parties; provided, that the covenants set forth in Section 2 hereof shall be in addition to, and not in lieu of, any other restrictive covenants to which Executive is currently bound. No covenant or agreement contained herein shall be altered, modified or waived, except, in each instance, by an instrument in writing properly executed by the Party to be charged by such alteration, modification or waiver. If any term, clause or provision of this Agreement shall be judged by a court of competent jurisdiction to be invalid, the validity of any other term, clause or provision of this Agreement shall not be affected thereby. If any term, clause or provision in Section 2 shall be judged by a court of competent jurisdiction to exceed the scope of non-competition agreements permissible under applicable law, then such term, clause or provision shall be reformed to coincide with the maximum limitations permitted.

Section 10.Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (excluding any that mandate the use of another jurisdiction’s laws). Each Party to this Agreement also hereby waives any right to trial by jury in connection with any suit, action, or proceeding under or in connection with this Agreement.

Section 11.Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

Section 12.Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns. It is expressly understood and agreed that the benefits of this Agreement shall inure to any third party which shall succeed to the business of Citizens, whether by way of consolidation, merger or otherwise, or to which all or substantially all of the assets of Citizens (including its rights under this Agreement) shall be transferred or assigned. It is also expressly understood and agreed that this Agreement is personal to Executive and cannot be assigned by Executive to any third party without the prior written consent of Citizens; provided,     however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s designated beneficiary or estate. Nothing expressed or referred to in this Agreement will be construed to give any person other than the Company, Citizens, their respective subsidiaries and Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 13.Review by Counsel. Executive affirms that, before the execution and delivery of this Agreement, Executive has read and understood this Agreement and its legal affects and has reviewed them with counsel of his choice.

Section 14.Conditional Upon Closing of the Transaction and Successors; Binding Agreement. This Agreement is effective on the Effective Date.  The effectiveness of this Agreement is conditioned upon the Closing. In the event that the Merger Agreement terminates prior to the Closing or Executive is not employed by the Company as of immediately prior to the Closing, this Agreement shall be void ab initio.  This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees, legatees and permitted assigns.

[Signature Page Follows]

EXECUTION COPY

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first set forth above.

HV BANCORP, INC.

By:	/s/ Robert J. Marino
	Name:	Robert J. Marino
	Title:	President

HUNTINGDON VALLEY BANK

By:	/s/ Robert J. Marino
	Name:	Robert J. Marino
	Title:	President

CITIZENS FINANCIAL SERVICES, INC.

By:	/s/ Randall E. Black
	Name:	Randall E. Black
	Title:	President and Chief Executive Officer
EXECUTIVE

By:	/s/ Travis J. Thompson
	Name:	Travis J. Thompson